EXHIBIT 99.1

Lithia Motors Sells Issaquah Chevrolet Store

Sale Represents Continuation of Company's Restructuring Plan

MEDFORD, Ore., Aug 07, 2008 (BUSINESS WIRE) -- Lithia Motors, Inc. (NYSE:LAD) yesterday completed the sale of its Issaquah Chevrolet franchise to BPP Automotive Group. The General Motors franchise represented approximately $23.5 million in annual revenues for Lithia. "Moving forward with the sale of our Issaquah Chevrolet store was a positive step forward for our company," said Sid DeBoer, Lithia's Chairman and CEO. "It represents more progress on our restructuring plan; showing once again Lithia's ability to execute the changes we have outlined to weather the economic challenges we face today and allow us to be a more efficient and diversified company."

About Lithia
Lithia Motors, Inc. is a Fortune 700 Company, selling 28 brands of new and all brands of used vehicles at 109 stores, which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through the recently launched www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007. Lithia is publicly traded (NYSE:LAD) and is available on the web at www.Lithia.com.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com -- go to Investor Relations.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including, without limitation, future economic conditions and others set forth from time to time in the company's filings with the SEC. We make forward-looking statements about our ability to manage through the current sales and economic environment. Specific risks in this press release include execution of the restructuring plan and macro-economic and market factors.